Exhibit 99.1

CO2 Energy Transition Corp. Announces Separate Trading of its Common Stock, Warrants and Rights to Commence on January 16, 2025

HOUSTON, TX, Jan. 14, 2025 (GLOBE NEWSWIRE) -- CO2 Energy Transition Corp. (Nasdaq: NOEMU) (the “Company”) today announced that commencing on or about January 16, 2025, holders of the units sold in the Company’s initial public offering may elect to separately trade the shares of common stock, warrants and rights included in the units on The Nasdaq Global Market (“Nasdaq”).

Each unit consists of one share of common stock, par value $0.0001 per share, one warrant and one right.  Each warrant entitles the holder to receive one share of our common stock at an exercise price of $11.50 per share. Each holder of a right will automatically receive one-eighth (1/8) of one share of common stock upon consummation of our initial business combination. No fractional rights will be issued upon separation of the units and only whole rights will trade. The shares of common stock, warrants and rights that are separated will trade on the Nasdaq under the symbols “ NOEM”, “NOEMW” and “NOEMR,” respectively. Those units not separated will continue to trade on the Nasdaq under the symbol “NOEMU.”

Holders of the units will need to have their brokers contact Continental Stock Transfer & Trust Company, LLC, the Company’s transfer agent, in order to separate the holders’ units into shares of common stock, warrants and rights.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on November 12, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission (the “SEC”) website at http://www.sec.gov.

About CO2 Energy Transition Corp.

CO2 Energy Transition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company will not be limited to any particular industry or geographic region, although it initially intends to pursue targets in the carbon capture, utilization and storage industry.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given that an initial business combination will be completed timely, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of CO2 Energy Transition Corp., including those set forth in the Risk Factors section of CO2 Energy Transition Corp.’s registration statement and prospectus for its initial public offering (IPO) filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. CO2 Energy Transition Corp. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

CO2 Energy Transition Corp.
Andy Martin
Andym@co2et.com
832-724-3149